Item 4.  Changes in Registrant's Certifying Accountants


On April 23, 1998, Ernst & Young LLP ("EY") informed the Corporation of its resignation as the Corporation's auditor.

The reports of EY on the Corporation's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Corporation's financial statements for the years ended December 31, 1997 and 1996, and in the subsequent interim period, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of EY would have caused EY to make references to the matter in their report.

In connection with the audit of the Corporation's financial statements for the year ended December 31, 1997, EY informed the Corporation and its Audit Committee of a material weakness in its policies, systems, procedures and internal controls necessary to assure that revenues, costs and loss contracts are properly recognized in the consolidated financial statements under the percentage of completion method of accounting for Year 2000 compliance consulting and program renovation services contracts. Management of the Corporation agreed with EY's conclusion that there was a material weakness in such policies, systems, procedures and internal controls.
To address the weakness identified by EY, management took measures to improve the Corporation's internal controls, including enhanced record keeping with respect to costs of completion of contract work and enhancements to the Corporation's cost estimation methodologies. Management designed these measures based in part on certain of the procedures performed at EY's request to provide information to EY in the course of its audit engagement on behalf of the Corporation. As a result of that audit engagement, EY issued an unqualified opinion on the Corporation's financial statements for the year ended December 31, 1997. EY advised us that, in completing its audit, it considered the aforementioned material weakness in determining the nature, timing and extent of procedures performed to enable it to issue the unqualified opinion.

By letter dated April 30, 1998, the Corporation authorized and requested
EY to cooperate with, and  provide full information to, the Corporation's
successor auditors pertaining to the material weakness identified by EY.   The
Corporation has not yet identified successor auditors. A copy of the April 30, 1998 letter to EY is filed as Exhibit 99 to this Form 8-K. The Corporation has requested EY to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated April 30, 1998, is filed as Exhibit 16 to this Form 8-K.